Exhibit 3.1(ii)

              VALLEY HIGH OIL, GAS & MINERALS, INC.

                      ARTICLES OF AMENDMENT

     In compliance with the requirements of Section 16-10-57 of the Utah Business Corporation Act, the undersigned corporation, desiring to amend its Articles of Incorporation, does certify that:

     1.   The name of the corporation is Valley High Oil, Gas & Minerals,
          Inc.

     2.   The date of its incorporation is November 14, 1979.

     3. Article IV of the Articles of Incorporation is hereby amended so as to read as follows:

                        ARTICLE IV - STOCK

               The aggregate number of shares which this Corporation shall have authority to issue is 50,000,000 shares of common stock having a par value of $.01 per share. All stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable to any further call or assessment.

     4. The Corporation's common stock is altered, amended and converted so that each shareholder presently holding ten (10) shares of $.001 common stock outstanding will be considered the holder of one (1) share of $.01 common stock without the necessity for the exchange of stock certificates.

     5. The meeting of the shareholders of the corporation at which the amendment was adopted was held at the time and place herein stated.

               Time: The lOth day of January, 1985.
               Place: The Marriott Hotel, Salt Lake City, Utah.

     6.   At the time of the action of the shareholders:

          (a) The total number of shares outstanding was 41,525,500 shares of common stock.
          (b) The number of shares entitled to vote was 41,525,500 shares of common stock.

     7.   In the action taken by the shareholders:

          (a) The number of shares voted in favor of the amendment was 21,345,130.
          (b)  The number of shares voted against the amendment was 99,000.

     IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer and its corporate seal, duly attested by another such officer, to be hereunto affixed this 13 day of February, 1985.

                         VALLEY HIGH OIL, GAS & MINERALS, INC.

ATTEST:

/s/Carolyn Goodman           By:/s/Peter Goodman, President
Secretary-Treasurer